EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

November 2, 2018

Agile Therapeutics, Inc.

101 Poor Farm Road

Princeton, New Jersey 08540

Re:                                   Agile Therapeutics, Inc. - Registration Statement on Form S-8 for 3,867,454 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Agile Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 3,867,454  shares of Common Stock (the “Shares”) under the Company’s Amended and Restated 2014 Incentive Compensation Plan (the “Amended 2014 Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the Amended 2014 Plan.  Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the (a) provisions of option agreements duly authorized under the Amended 2014 Plan and in accordance with the Registration Statement, or (b) duly authorized restricted stock units or other stock-based awards under the Amended 2014 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Amended 2014 Plan or the Shares.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP